EXHIBIT 3.2

State of Delaware
Secretary of State
Divisions of Corporations
Delivered 10:35 AM 10/15/2009
FILED 10:35 AM 10/15/2009
SRV 090937092—2351655 FILE

STATE OF DELAWARE
CERTIFICATE OF MERGER OF
DOMESTIC CORPORATION INTO FOREIGN CORPORATION

Pursuant to Title 8, Section 252 of the Delaware General Corporation Law, the undersigned corporation has executed the following Certificate of Merger:

    FIRST: The names of the constituent corporation are as follows: Adeona Pharmaceuticals, Inc., a Nevada corporation, and Adeona Pharmaceuticals, Inc., a Delaware corporation.

SECOND: The Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations pursuant to Title 8, Section 252.

    THIRD: The surviving corporation in the merger is Adeona Pharmaceuticals, Inc., a Nevada corporation and its name following the completion of the merger shall be “Adeona Pharmaceuticals, Inc.”

    FOURTH: The articles of incorporation of Adeona Pharmaceuticals, Inc., a Nevada corporation and the surviving corporation, shall be its articles of incorporation upon completion of the merger.

    FIFTH: The merger is to become effective on the date this certificate is filed.

SIXTH: The Agreement and Plan of Merger is on file at 3930 Varsity Drive, Ann Arbor, MI 48108, the principal place of business of Adeona Pharmaceuticals, Inc., a Nevada corporation and the surviving corporation.

SEVENTH: A copy of the Agreement and Plan of Merger will be furnished by Adeona Pharmaceuticals, Inc., a Nevada corporation and the surviving corporation, on request, without cost, to any stockholder of the constituent corporations.

EIGHT: Adeona Pharmaceuticals, Inc., a Nevada corporation and the surviving corporation agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of the surviving corporation arising from this merger, including any suit or other proceeding to enforce the rights of any stockholders as determined in appraisal proceedings pursuant to the provisions of Section 262 of the Delaware General Corporation laws, and irrevocably appoints the Secretary of State of Delaware as its agent to accept services of process in any such suit or proceeding. The Secretary of State shall mail any such process to the surviving corporation at 3930 Varsity Drive, Ann Arbor, MI 48108

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer as of the 15th day of October, 2009.

By:	/S/ STEVE KANZER
Name:	Steve Kanzer
Its:	Chairman